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                                                                   EXHIBIT 10.38

            AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT (this "Agreement"), dated as of December 13, 2006, is entered into by and among PREFERRED BANK, a California banking corporation ("Lender"), and SYNTAX-BRILLIAN CORPORATION, a Delaware corporation ("SBC"), SYNTAX GROUPS CORPORATION, a California corporation ("SGC") and SYNTAX CORPORATION, a Nevada corporation, formerly known as Syntax Groups Nevada, Inc. ("SC," SBC, SGC and SC are individually and collectively the "Borrower").

                                    RECITALS

     Borrower has requested that Lender amend and restate Borrower's Existing Loan Agreement (as defined in Section 1) in its entirety and thereby, among other things, continue to make available credit facilities, to be used by Borrower to finance its business enterprise. Lender is willing to provide such credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereby amend and restate the Existing Loan Agreement in its entirety and agree as follows:

SECTION 1. DEFINITIONS

     1.1 Definitions.

"Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

"Accounts" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

"Advance" means a disbursement of proceeds by Lender under Section 2.1.

"Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of stock, by contract or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 5% or more of the partnership or other ownership interests of a Person (other than as a limited


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partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

"Agreement" is defined in the preamble.

"Borrower" is defined in the preamble.

"Borrowing Base" means the sum of: (a) 80% of the Factor Payments Due, plus (b) 65% of Eligible Accounts, plus (c) the lesser of (i) 45% of the value of Eligible Inventory and (ii) (A) prior to the Facility Reduction Date, $22,500,000.00, and (B) on and after the Facility Reduction Date, $9,000,000.00.

"Books" means Borrower's now owned or hereafter acquired books and records, including, without limitation, all of its records indicating, summarizing or evidencing its assets, liabilities, business operations and financial condition.

"Business Day" means any day other than Saturday or Sunday on which Lender is open for business in Los Angeles, California.

"Closing Date" means December 13, 2006.

"Code" means the California Uniform Commercial Code, as in effect from time to time.

"Collateral" means all of Borrower's now owned or hereafter acquired right, title, and interest in and to each of the following:

     (a)  Accounts,

     (b)  Books,

     (c)  Equipment,

     (d)  General Intangibles,

     (e)  Inventory,

     (f)  Investment Property,

     (g)  Negotiable Collateral,

     (h) Money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Bank, and


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     (i) The proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

"Commercial Letter of Credit" means a Letter of Credit, used in connection with the purchase of Inventory by Borrower, under which drafts could be payable at sight or up to ninety (90) days after sight.

"Credit Facility" is defined in Section 2.1.

"Default " means any event or circumstance which, with the giving of notice or the passage of time (or both) would become an Event of Default.

"Default Rate " means the per annum rate of interest equal to the Prime-Based Rate in effect from time to time plus 5.0%.

"Drawing" means the presentation of a draft(s) together with any accompanying documents by a beneficiary under a Letter of Credit seeking payment under such Letter of Credit.

"Eligible Account" means an Account owing to Borrower that is not a Factored Receivable and that arises in the ordinary course of business from the sale of goods, is payable in United States dollars and is deemed by Lender, in its sole discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 25% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 25% of the aggregate Eligible Accounts (or such higher percentage as Lender may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) a bankruptcy, reorganization or insolvency proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not solvent; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada (excluding the Province of Quebec);
(h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Lender in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority lien in favor of Lender, or is subject to any other lien (including, without limitation, any lien in favor of Factor except to the extent, with respect to any specific account, that such lien in


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favor of Factor has been subordinated pursuant to the Factor Intercreditor
Agreement); (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor or it otherwise does not represent a final sale;
(k) it is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis;
(m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment, or other repurchase or return basis; (n) it represents a progress billing or retainage;
(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

"Eligible Inventory" means inventory which satisfies the following requirements:

               (a) The inventory is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Lender.

               (b) The inventory is located at locations which the Borrower has disclosed to the Lender and which are acceptable to the Lender. If the inventory is covered by a negotiable document of title (such as a warehouse receipt), that document must be delivered to the Lender. Inventory which is in transit is not acceptable unless it is covered by a Commercial Letter of Credit issued by Lender, the seller of the inventory is required to present shipping or title documents to the Lender, or a bailee for the Lender, as a condition to obtaining payment, and the final destination of such inventory is a location acceptable to the Lender.

               (c) The inventory is held for sale or use in the ordinary course of the Borrower's business and is of good and merchantable quality. Display items, work-in-process, samples, and packing and shipping materials are not acceptable. Inventory which is obsolete, unsalable, damaged, defective, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable.

               (d) The inventory has not been manufactured to the specifications of a particular account debtor which would restrict in any way the ability of the Lender to sell the inventory to third parties.

               (e) The inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of the Lender to sell the inventory to third parties.

               (f) The inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. Sections 201 et seq.).

               (g) The inventory is not placed on consignment.


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               (h) The inventory is otherwise acceptable to the Lender.

"Environmental Laws" means all environmental, land use, zoning, and chemical use statutes, ordinances, and codes of the United States of America, any state of the United States of America, and any locality thereof, relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

"Equipment" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions. additions, and improvements to any of the foregoing.

"Existing Loan Agreement" means that certain Business Loan and Security Agreement dated on or about September 28, 2005 as modified by (i) a Change in Terms Agreement dated December 14, 2005, (ii) a Second Amendment to Business Loan and Security Agreement dated as of January 31, 2006, and (iii) a Third Amendment to Business Loan and Security Agreement dated as of October 17, 2006.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"Event of Default " is defined in Section 12.

"Expiration Date " means Maturity Date or the date of termination of the Lender's commitment to lend under this Agreement pursuant to Section 13, which ever shall occur first.

"Extension of Credit" means the Lender's issuance of a Letter of Credit or the making of an Advance.

"Facility Reduction Date" means February 28, 2007.

"Factor" means The CIT Group/Commercial Services, Inc.

"Factoring Agreement" means that certain Factoring Agreement dated as of July 27, 2004 between Borrower and Factor, and any amendments, supplements, modifications, extensions and renewals thereof.

"Factor Intercreditor Agreement" means that certain Amended and Restated Assignment and Intercreditor Agreement dated July 1, 2005, among Borrower, Lender and Factor, and any amendments, supplements, modifications, extensions and renewals thereof.


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"Factor Payments Due" means, at any date, all amounts payable by Factor to
Borrower pursuant to the Factoring Agreement.

"Factored Receivables" means Receivables purchased by Factor from Borrower, which Receivables have been credit approved by Factor pursuant to the Factoring Agreement.

"GAAP" means generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

"General Intangibles" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, chooses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax return claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

"Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

"Hazardous Materials" means, without limitation, any flammable explosive, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, hazardous or toxic substances or related materials as defined in the Compensation Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

"Inventory" means all of Borrower's now owned or hereafter acquired right, title and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by Borrower as lessor, goods that are furnished by Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in Borrower's business.

"Investment Property" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to "investment property" as that term is defined in the Code, and any and all supporting obligations in respect thereof.


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"Lender " shall mean PREFERRED BANK, a California banking corporation.

"Letter of Credit" means a Commercial Letter of Credit or Usance Letter of Credit issued by Lender pursuant to Section 2.1.

"Letter of Credit Application" shall have the meaning set forth in Section
3.1(a).

"Letter of Credit Obligations" means, at any time, the aggregate obligations of Borrower then outstanding, or which may thereafter arise in respect of Letters of Credit issued by Lender then outstanding, to reimburse the amount paid or to be paid by the Lender with respect to a past, present or future Drawing under Letters of Credit.

"Loans" means the aggregate principal amount of all outstanding Advances.

"Loan Documents" means, collectively, this Agreement, the Note and all financing statements and other documents, instruments and agreements executed and delivered from time to time in connection with the Credit Facility and this Agreement.

"Material Adverse Effect " means any change or changes or effect or effects that individually or in the aggregate are or are likely to be materially adverse to
(i) the assets, business, operations, income, prospects or condition (financial or otherwise) of Borrower, taken as a whole, (ii) the Loans, (iii) the ability of Borrower to perform its obligations under any Loan Document to which it is a party or (iv) the validity or enforceability of any of the Loan Documents.

"Maturity Date " means December 5, 2007.

"Maximum Credit Amount" means (i) prior to the Facility Reduction Date, Fifty Five Million Dollars ($55,000,000.00); and (ii) on and after the Facility Reduction Date, Twenty Two Million Dollars ($22,000,000); subject, however to the restrictions set forth in Section 2.4 and the other provisions of this Agreement.

"Negotiable Collateral" means all of Borrower's now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

"Note" means that certain Third Amended and Restated Promissory Note Variable Rate dated December 13, 2006, in the principal sum of Fifty Five Million Dollars ($55,000,000).

"Obligations" means all present and future obligations (monetary or otherwise) of Borrower to Lender arising under or in connection with this Agreement, the Note and each other Loan Document.


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"Ordinary Course of Business" means, in respect of any transaction involving
Borrower, the ordinary course of Borrower's business as conducted by Borrower in accordance with past practice and undertaken by Borrower in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

"Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"Prime-Based Rate" means 0.5% in excess of the Prime Rate. The Prime-Based Rate shall be calculated on the basis of a 360 day year for actual days elapsed.

"Prime Rate" means the variable rate of interest per annum announced, declared and/or published from time to time by Lender as its "Prime Rate" with the understanding that Lender's "Prime Rate" is one of its base rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of Lender's base rates.

"Principal Balance" means the outstanding principal balance of the Note from time to time.

"Request " is defined in Section 4.2.

"Reserves" means Lender's determination of Lender's cost of reserves required by, arising out of, and/or pursuant to any laws, rules and/or regulations established by or promulgated by any authority and/or agency having jurisdiction over Lender, including but not limited to the Board of Governors of the Federal Reserve System of the United States. The cost and actual amount of such Reserves shall be determined by Lender, and such determination of such costs and Reserves shall be binding and conclusive upon Borrower, and all such costs and Reserves shall be rounded up the nearest 1/8 of 1 %.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of California.

"Usance Letter of Credit" means a Commercial Letter of Credit under which drafts are payable other than at sight.

     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be constituted in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto.

     1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

     1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular,


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references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented buy the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alternations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto, and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

SECTION 2. THE CREDIT FACILITY

     2.1. Credit Facility. As long as no Event of Default has occurred and subject to the provisions of Section 2.4, Lender will provide to Borrower a revolving line of credit ("Credit Facility") in the maximum principal amount outstanding at any one time not to exceed the lesser of (i) the Maximum Credit Limit or (ii) the Borrowing Base (the "Commitment"), which shall be evidenced by the Note (together with all amendments, renewals, extensions, substitutions and replacements thereof). The Credit Facility shall be utilized as follows:

     (a) Letters of Credit. Lender shall issue Commercial Letters of Credit, and Usance Letters of Credit for the account of Borrower, in accordance with Section 3 of this Agreement, provided that the aggregate amount thereof outstanding at any one time shall not exceed (i) prior to the Facility Reduction Date, Five Million Dollars ($5,000,000.00), and (ii) on and after the Facility Reduction Date, Two Million Dollars ($2,000,000.00). Lender shall not be required to issue any Letter of Credit that would cause the outstanding amount of Letters of Credit after the Facility Reduction Date to exceed Two Million Dollars ($2,000,000).

     (b) Drawings. Lender shall make Advances to Borrower, in accordance with
Section 3.2 of this Agreement, to repay Drawings under any Letter of Credit provided the aggregate amount of all such Advances outstanding at any one time shall not exceed (i) prior to the Facility Reduction Date, Five Million Dollars ($5,000,000.00), and (ii) on and after the Facility Reduction Date, Two Million Dollars ($2,000,000.00). Each Advance


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shall be used by Borrower to pay for Drawings under any Letter of Credit issued pursuant to this Section 2.1. Borrower shall repay the aggregate amount of each Advance within 90 days from the date of the making of any such Advance and each Advance for a Usance Letter of Credit shall be repaid in not more than 90 days less the number of days financed by vendor.

     (c) Intentionally Omitted.

     (d) Working Capital Advances. Lender shall make Advances to Borrower, in accordance with Section 2.2 of this Agreement for working capital purposes and, to the extent not prohibited hereunder, other general corporate purposes, provided that the aggregate amount thereof outstanding at any one time shall not exceed (i) prior to the Facility Reduction Date, Fifty Million Dollars ($50,000,000.00), and (ii) on and after the Facility Reduction Date, Twenty Million Dollars ($20,000,000.00). Borrower shall repay each working capital advance in accordance with the terms of this Agreement and the Note.

     (e) Intentionally Omitted.

     (f) Intentionally Omitted.

     (g) Maximum Advances.

               (i) Borrower agrees not to permit (and, notwithstanding any contrary provision of this Agreement or any other Loan Document, Lender shall have no obligation to fund an Advance or issue a Letter of Credit that would cause) the outstanding principal balance of Advances hereunder plus the outstanding amounts of any Letters of Credit, including amounts drawn on Letters of Credit and not yet reimbursed, to exceed the lesser of (x) the Maximum Credit Amount, or
          (y) the Borrowing Base.

               (ii) Borrower agrees not to permit (and, notwithstanding any contrary provision of this Agreement or any other Loan Document, Lender shall have no obligation to fund an Advance or issue a Letter of credit that would cause) the outstanding amounts of any Letters of Credit, including amounts drawn on Letters of Credit and not yet reimbursed, to exceed (A) prior to the Facility Reduction Date, Five Million Dollars ($5,000,000.00), and (B) on and after the Facility Reduction Date, Two Million Dollars ($2,000,000.00).

               (iii) Borrower agrees not to permit the amount of outstanding Advances under this Agreement to exceed (i) prior to the Facility Reduction Date, Fifty Million Dollars ($50,000,000.00), and (ii) on and after the Facility Reduction Date, Twenty Million Dollars ($20,000,000.00).


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               (iv) Except as set forth in Section 2.1(h) with respect to payments on the Facility Reduction Date, if the Borrower exceeds any limit set forth in this Section 2.1, the Borrower will pay the excess to Lender within fifteen (15) days of demand from Lender (and, in the event of outstanding Letters of Credit in excess of any applicable limit, Borrower shall, within fifteen (15) days of demand from Lender, provide to Lender cash collateral in the amount of such excess on terms and conditions satisfactory to Lender in its sole discretion).

     (h) Payments on Facility Reduction Date. On the Facility Reduction Date, Borrower shall repay the Advances in the amount, if any, necessary required so that the outstanding principal balance of Advances hereunder plus the outstanding amounts of any Letters of Credit, including amounts drawn on Letters of Credit and not yet reimbursed, to exceed the lesser of (x) the Maximum Credit Amount, or (y) the Borrowing Base (and, in the event of outstanding Letters of Credit in excess of any applicable limit, Borrower shall, on the Facility Reduction Date, provide to Lender cash collateral in the amount of such excess on terms and conditions satisfactory to Lender in its sole discretion).

     2.2 Advance Procedure. Advances shall be made in accordance with a written request therefor executed by (a) Wayne Pratt, Chief Financial Officer of SBC, or
(b) Thomas Man Kit Chow, Chief Financial Officer to SGC and SC, in each case in original form or by facsimile, and delivered to Lender, or an oral telephone request made by Wayne Pratt or Thomas Man Kit Chow. Any telephonic notice is to be confirmed in writing within 24 hours of the giving of such notice. Advances shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of Borrower maintained with Lender or (ii) when paid in accordance with Borrower's written or oral instructions. Subject to the conditions precedent contained in Sections
4.1 and 4.2, Advances shall be made by Lender on the second Business Day following receipt by Lender of the related request if such request is received not later than 1:00 p.m. (California time) on a Business Day. Requests for Advances received after such time may, at Lender's option, be deemed to have been received on the next Business Day. No Advances will be made after the Maturity Date.

     2.3 Monthly Billings. Lender shall provide Borrower with monthly statements of amounts due, which statement shall be considered to be correct and conclusively binding on Borrower unless Borrower notifies Lender to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

     2.4 Limitation on Advances by PB. Borrower acknowledges that PB intends to sell participations in PB's interests and obligations hereunder to third party participants. Borrower acknowledged and agrees that, notwithstanding any contrary provision of this Agreement or any other Loan Document (i) in the event that such participations in adequate principal amount of the Maximum Credit Amount are not sold and/or any such participant defaults in its obligations under any applicable participation or similar agreements, the full amount of the Maximum Credit Amount may not be


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available, and (ii) PB shall have no obligations to make Advances and/or issue
Letters of Credit hereunder in excess of Twenty Two Million Dollars ($22,000,000.00) in the aggregate at any one time outstanding.

SECTION 3. LETTERS OF CREDIT

     3.1 Letter of Credit General Conditions.

          (a) Pursuant to the terms of this Agreement, Borrower may request Lender to issue Letters of Credit by delivery to Lender of Lender's standard forms of Letter of Credit and Security Agreement together with Lender's standard form of Letter of Credit Application (collectively, the "Letter of Credit Application"), completed to the satisfaction of Lender; and, such other certificates, documents and other papers and information as Lender may request as a condition precedent to Lender's obligation to issue any Letter of Credit hereunder. The Letter of Credit Application may be delivered in original form or by facsimile, and Borrower hereby agrees that Lender may accept and rely upon any facsimile Letter of Credit Application, including a facsimile signature in issuing a Letter of Credit. Borrower agrees to promptly pay, upon request, such fees, commissions, costs and any out-of-pocket expenses charges or incurred by the Lender with respect to any Letter of Credit as set forth in Exhibit A.

          (b) The commitment by Lender to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date and no Letter of Credit shall expire on a date which is more than 90 days after the Maturity Date, and no draft under a Letter of Credit shall be payable on a date which is more than 90 days after the Maturity Date.

          (c) Each Letter of Credit shall be denominated in U.S. Dollars, shall be in form and substance satisfactory to Lender, shall require as a condition of payment the consignment of non-negotiable bills of lading in favor of Lender or presentment of negotiable bills of lading payable to the order of Lender, and shall be in favor of beneficiaries satisfactory to Lender, provided that Lender may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where Lender, due to the beneficiary or nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

          (d) Prior to the issuance of each Letter of Credit, but in no event later than 11:30 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), Borrower shall deliver to Lender the Lender's standard form of application for issuance of a letter of credit with proper insertions, duly executed by Borrower.

          (e) Letters of Credit shall not have a term which exceeds 90 days.

          (f) Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993

Revision), International Chamber of Commere Publication No. 500, and any amendments or revisions thereof (or, in the event Issuer has elected to follow the International Standby Practices 1998 ("ISP"), then by the ISP and any amendments or revisions thereto), and, to the extent not inconsistent therewith, the laws of the State of California.

          (g) In connection with all Letters of Credit issued or created by Lender under this Agreement, Borrower hereby appoints Lender, or its designee, as its attorney-in-fact, with full power and authority at any time following the occurrence of an Event of Default (i) to sign and/or endorse Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign Borrower's name on bills of lading; (iii) to clear Inventory through United States Customs ("Customs") in the names of Borrower or Lender or Lender's designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower's or Lender's name, or in the name of Lender's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Lender, Lender's designee, nor Lender's attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Lender's, Lender's designee or Lender's attorney's willful misconduct or gross negligence. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

          (h) BORROWER ACKNOWLEDGES THAT BOTH SIDES OF THE LETTER OF CREDIT APPLICATION ARE TO BE EXECUTED BY BORROWER, AND BORROWER'S FAILURE TO SO EXECUTE THE BACK SIDE OF ANY LETTER OF CREDIT APPLICATION SHALL NOT IN ANY WAY AFFECT THE ENFORCEABILITY OF SUCH LETTER OF CREDIT APPLICATION OR BORROWER'S OBLIGATIONS TO REPAY ANY DRAWING (AS DEFINED BELOW) UNDER THE LETTER OF CREDIT.

     3.2 Drawings. Upon receipt from any beneficiary under a Letter of Credit of a demand for payment under such Letter of Credit (each a "Drawing"), Lender shall promptly notify Borrower. Each Drawing shall be payable in full by Borrower on the date thereof, without demand or notice of any kind. If Borrower desires to repay a Drawing from the proceeds of an Advance, Borrower may request an Advance in accordance with the terms and conditions of this Agreement and, if disbursed, shall be applied in payment of such obligation by the Borrower. If any Drawing shall not be paid when due in accordance with the terms of this Agreement, Borrower shall reimburse Lender for each Drawing together with interest thereon until paid at the Default Rate. Lender shall have the right at its discretion to charge all amounts due it hereunder to Borrower's accounts maintained with Lender. In the event a Letter of Credit is outstanding as of the Maturity Date, Borrower shall be required to deposit with Lender as cash collateral an amount equal to the outstanding Letter of Credit to secure repayment of such Letter of Credit, in the event of a Drawing. The obligation of Borrower to reimburse Lender for Drawings shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and irrespective of any set-off, counterclaim or defense to payment which Borrower may have or have had against Lender (except such as may arise out of Lender's gross negligence or willful misconduct) or any other Person, including, without limitation, and set-off, counterclaim or defense based upon or arising out of:

          (a) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

          (b) any amendment or waiver of or consent to departure from the terms of any Letter of Credit;

          (c) the existence of any claim, set-off, defense or other right which Borrower or any other person may have at any time against beneficiary or any transferee of any Letter of Credit (or any Person for whom any beneficiary or any such transferee may be acting);

          (d) any allegation that any demand, statement or any other document presented under any Letter of Credit is forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever or any variations in punctuation, capitalization, spelling or format of the drafts or any statement presented in connection with any Drawing;

          (e) any exchange, release or non-perfection of any Collateral;

          (f) any delay or loss in transit of any messages, letters or documents, any delay, interruption, mutilation or other error in the transmission of any telecommunications, or any error in the translation or interpretation of any technical terms or any messages or documents relating to the Letter of Credit; and

          (g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of Borrower.

     3.3 Indemnity. Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender arising out of or in connection with any Letter of Credit, including, but not limited to Lender's compliance with any instructions, directions, Letter of Credit Application, or authorization delivered to Lender by Borrower via facsimile. Borrower agrees to be bound by Lender's interpretations of any Letter of Credit issued by Lender to or for its account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.

     3.4 Change in Law. If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof, by any Governmental Authority, or (ii) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

          (a) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect to any Letter of Credit issued hereunder, or

          (b) there shall be imposed on Lender any other condition regarding any Letter of Credit issued pursuant hereto.

and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Lender may specify to be necessary to compensate Lender for such additional cost of reduced receipt together with interest on such amount from the date of such demand until payment in full thereof at Prime-Based Rate. The determination by Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding upon all of the parties hereto.

SECTION 4. CONDITIONS PRECEDENT.

     4.1 Conditions to Initial Funding. The obligation of Lender to issue and/or maintain Letters of Credit or make and/or maintain Advances hereunder is subject to the fulfillment, to the satisfaction of Lender and its counsel, of each of the following conditions:

          (a) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Lender and its counsel, and Lender and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (b) Borrower shall have executed and delivered to Lender this Agreement.

          (c) The representations and warranties contained this Agreement and the other Loan Documents shall be true and correct, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date. Borrower shall have performed all material agreements on their part required to be performed under this Agreement and the other Loan Documents on or prior to the Closing Date.

          (d) Since the delivery to Lender, pursuant to the Existing Loan Agreement, of Borrower's most recent financial statements, no change or changes or event or events shall have occurred which, in the opinion of Lender, constitutes or is likely to have a Material Adverse Effect.

          (e) All necessary consents, approvals and authorizations of, and declarations, registrations and filings with, governmental bodies and nongovernmental Persons required in order to consummate the Loans shall have been obtained or made and shall be in full force and effect.

          (f) There shall not be pending or, to the knowledge of Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of their respective assets or properties which Lender believes is likely to have a Material Adverse Effect. No order of any court, arbitrator or Governmental Authority shall be in effect which Lender believes constitutes or is likely to have a Material Adverse Effect.

          (g) The arrangements and documentation regarding the Cash Secured Facility (as defined in Section 21) shall be satisfactory to Lender in its sole and absolute discretion.

          (h) Lender shall have entered into participation agreements with one or more participants, on terms and conditions satisfactory to Lender in its sole and absolute discretion, providing for participations by other lenders in the extensions of credit under the Agreement in an aggregate amount of not less than $33,000,000.

          (i) Payment to Lender of a Loan Fee of $50,000.00, which fee shall be fully earned and non-refundable on payment.

          (j) Lender shall have received certified resolutions of the Board of Directors of Borrower with respect to this Agreement and the other Loan Documents, together with a certificate identifying each such Person's incumbent officers and setting for specimen signatures of such officers.

          (k) Lender shall have received a written borrowing request, setting forth the amount of Advances requested to be disbursed on the Closing Date and containing instructions for the disbursement of such funds.

          (l) Lender shall have received policies or certificates of insurance satisfactory to Lender demonstrating that Borrower has obtained insurance as required by this Agreement and the Loan Documents.

          (m) Such additional assignments, agreements, landlord waivers, certificates, reports, approvals, instruments, documents, financing statements, consents, and opinions as Lender may request.

          (n) Payment of all out-of-pocket expenses, including attorneys' fees, incurred by the Lender in connection with the preparation of this Agreement and all related documents (including, without limitation, the documents relating to the Cash Secured Facility (as defined in Section 21).

     4.2 Conditions to Subsequent Extensions of Credit.

          (a) Both before and after giving effect to any request hereunder for an Extension of Credit under the Credit Facility, (i) each of the representations and warranties set forth in Section 8 shall be true and correct in all material respects, except to the extent that they expressly relate to an earlier date, (ii) there shall exist no Default or Event of Default, and (iii) no condition shall exist and no event shall have occurred which has had or could have a Material Adverse Effect.

          (b) Lender shall have received a written borrowing request setting forth the amount of such Advance and instructions for the disbursement of such Advance. The delivery of each Borrowing Request, required by Section 2.2, shall constitute a representation and warranty by Borrower that on the date of such Advance (both immediately before and after giving effect to such Advance) the statements made in the foregoing subsection (a) are true and correct.

          (c) All documents executed or submitted pursuant hereto in connection with such Advance by or on behalf of Borrower shall be satisfactory in form and substance to Lender and its counsel; Lender and its counsel shall have received all information, approvals, opinions, documents or instruments as they may request.

SECTION 5. FEES AND DEPOSITS.

     5.1 Fees. Borrower shall pay Lender its fees and other trade finance charges in connection with any Letters of Credit or Advances issued by Lender as set forth in Schedule A hereto.

SECTION 6. SECURITY INTEREST

     6.1 Grant of Security Interest. Borrower hereby grants to Lender a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Lender's security interest in and to the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower. Except as otherwise provided in this Agreement or any other Loan Document, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

     6.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection of priority of Lender's security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral to Lender.

     6.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender's designee may (a) notify Account Debtors of Borrower that the Accounts, chattel paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Lender, as Lender's trustee, any collections that it receives and immediately will deliver said collections to Lender in their original form as received by Borrower.

     6.4 Delivery of Additional Documentation Required. At any time upon the request of Lender, Borrower shall execute and deliver to Lender any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the "Additional Documents") that Lender may request in its sole discretion, in form and substance satisfactory to Lender, to perfect and continue perfected or better perfect Lender's security interest in the Collateral (whether now owned or hereafter arising or acquired), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Lender to execute any such Additional Documents in Borrower's name and authorizes Lender to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Lender shall require, Borrower shall (a) provide Lender with a report of all material new patentable, copyrightable, or trademarkable materials acquired or generated by Borrower during the prior period, (b) cause all material patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower's ownership thereof, and (c) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such material patents, copyrights, and trademarks as being subject to the security interests created thereunder.

     6.5 Right to Inspect. Lender and its officers, employees, or agents shall have the right, from time to time hereafter to inspect the Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

SECTION 7. POWER OF ATTORNEY.

     Borrower hereby irrevocably constitutes and appoints Lender and any agent or representative thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Lender's sole discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, hereby gives Lender the power and right, on behalf of Borrower, without notice to or assent by Borrower to do the following: (i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of Borrower or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such moneys due under any Collateral whenever payable; (ii) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to Lender or as Lender shall direct;
(iii) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral; and (iv) generally to sell, transfer, pledge, make any agreement with respect or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender's option and Borrower's expense, at any time, or from time to time, all acts and things which Lender reasonably deems necessary to protect, preserve or realize upon the Collateral and Lender's lien therein, in order to effect the intent of this Agreement, all as fully and effectively as Borrower might do. Borrower hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 7 is a power coupled with an interest and shall be irrevocable until the Obligations are indefeasibly paid in full.

SECTION 8. REPRESENTATIONS AND WARRANTIES. Each Borrower hereby makes the following representations and warranties to Lender:

     (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business in each additional jurisdiction where the failure to so qualify would have a Material Adverse Effect, and has all requisite power and authority to own its assets and to carry on its business as now being conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party.

     (b) The execution, delivery and performance by Borrower of the Loan Documents to which it is a party are within its powers and have been duly authorized by all necessary corporate or other action by or on behalf of Borrower. Each Loan Document to which Borrower is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligations of Borrower, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

     (c) The execution, delivery and performance by Borrower of the Loan Documents to which it is a party (i) have been duly authorized by all requisite action; (ii) do not require governmental approval; (iii) will not result (with or without notice and/or the passage of time) in any conflict with or breach or violation of or default under, any provision of law, the articles of incorporation, bylaws or other governing document of Borrower, any provision of any indenture, agreement or other instrument to which Borrower, or by which it or any of its properties or assets are bound; and (iv) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower, except as may be permitted by the Loan Documents.

     (d) The financial statements of Borrower most recently provided to Lender under the Existing Loan Agreement fairly present the financial condition of Borrower as of the date thereof. The financial statements of Borrower most recently provided to Lender under this Agreement fairly present the financial condition of Borrower as of the date thereof.

     (e) There is not pending or, to the best of Borrower's knowledge, threatened, any litigation, proceeding or governmental investigation to which Borrower is a party and in which the claim or potential liability could exceed $500,000 or to which any of its assets is subject which could have a Material Adverse Effect.

     (f) No part of the proceeds of the Loans will be used directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Borrower in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the term "purpose of buying or carrying" has the meaning assigned thereto in the aforesaid Regulation U.

     (g) Borrower is not an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Company Holding Act of 1935, as amended.

     (h) The principal places of business and the chief executive offices of SBC is located at 1600 N. Desert Drive, Tempe, Arizona 85281. The Books of SBC are located at such address. The federal employee identification number of SBC is 05-0567906. The principal places of business and the chief executive offices of SGC is located at 20480 E. Business Parkway, City of Industry, California 91789. The Books of SGC are located at such address. The federal employee identification number of SGC is 56-2351327. The principal place of business and the chief executive offices of SC is located at 20480 E. Business Parkway, City of Industry, California 91789. The Books and Records of SC are located at such address. The federal employee identification number of SC is 20-2827178.

     (i) Borrower is in possession of all material permits, licenses or other authorizations of governmental bodies required for the conduct of its business and the ownership of its properties (including all licenses and certificates of occupancy which are material to the ownership or operation of any real property) has been obtained and are usable by it, and its businesses is being conducted in accordance with the material requirements of such permits, licenses or other authorizations of governmental bodies subject to such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect.

     (j) Borrower's property is free from contamination from Hazardous Materials (as defined in Section 10(h)) and each of them is in compliance with all applicable Environmental Laws (as defined in Section 10(h)) subject to such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect.

     (k) Borrower is in compliance with all applicable laws and regulations with respect to employment and labor practices and employee benefits subject to such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect.

     (l) SGC is a wholly owned subsidiary of SBC. SC is a wholly owned subsidiary of SGC.

     (m) Borrower has good and marketable title to all Collateral, and such Collateral is free and clear of all liens other than the lien of the Factor or as otherwise approved by Lender in writing.

     (n) Borrower does not maintain or contribute to any Defined Benefit Pension Plan under ERISA.

     (o) Borrower is solvent, able to pay its debts as they mature, and the realizable value of its assets exceed its liabilities.

     (p) All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to Lender (including all information contained in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

     (q) Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect thereto. Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in any receivable report delivered to Lender, that:

          (i) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

          (ii) it arises out of a completed, bona fide sale and delivery of goods in the ordinary course of business, and substantially in accordance with any purchase order, contract or other document relating thereto;

          (iii) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Lender on request;

          (iv) it is not subject to any offset, lien (other than Lender's lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the ordinary course of business and disclosed to Lender; and it is absolutely owing by the Account Debtor, without contingency in any respect;

          (v) no purchase order, agreement, document or applicable law restricts assignment of the Account to Lender (regardless of whether, under the UCC, the restriction is ineffective), and the Borrower is the sole payee or remittance party shown on the invoice;

          (vi) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the ordinary course of business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder; and

          (vii) to the best of Borrowers' knowledge, (A) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (B) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower's customary credit standards, is Solvent, is not contemplating or subject to any bankruptcy, reorganization or insolvency proceeding, and has not failed, or suspended or ceased doing business; and (C) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor's financial condition.

SECTION 9. FINANCIAL REPORTING.

     Borrower promises and agrees, during the term of this Agreement and until full payment of all Borrower's Obligations hereunder, to deliver or cause to be delivered to Lender in form and detail satisfactory to the Lender:

     (a) as soon as available, but in any event within 120 days of the end of each fiscal year, annual audited financial statements of Borrower prepared on a consolidated basis, such audit having been made by an independent certified public accounting firm reasonably acceptable to Lender;

     (b) as soon as available, but in any event within 60 days of the end of each fiscal quarter, quarterly financial statements of Borrower prepared by Borrower on a consolidated basis;

     (c) by Wednesday of each week, an Inventory report, in form, substance and detail satisfactory to Lender;

     (d) by Wednesday of each week, a receivable report concerning all Accounts, clearly identifying Factored Receivables and Eligible Accounts and otherwise in form, substance and detail satisfactory to Lender;

     (e) [Intentionally omitted]; and

     (f) Upon request of Lender, federal tax returns of Borrower including all schedule K-1's.

SECTION 10. AFFIRMATIVE COVENANTS. Until all Obligations are paid in full, Borrower covenants and agrees to do the following:

     (a) Promptly inform Lender of the occurrence of any Default or Event of Default or of any event which could have a Materially Adverse Effect upon Borrower's business, properties, financial condition or ability to comply with its Obligations to Lender, including without limitation its ability to pay the Obligation;

     (b) Furnish such other information regarding any Borrower or the Collateral, as Lender may reasonably request;

     (c) Keep in full force and effect its corporate existence in good standing, continue to conduct and operate its business substantially as presently conducted and operated and maintain and protect all material franchises and material trade names and preserve all the remainder of its material property used or useful in the conduct of its business and keep the same in good repair and condition;

     (d) Maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Lender, not modify or change its method of accounting without the written consent of Lender first obtained. Borrower will permit Lender and any of its employees, officers, or agents, upon demand, during Borrower's usual business hours, or the usual business hours of any third person having control thereof, to have access to and examine all of Borrower's records relating to the Collateral, Borrower's financial condition and the results of Borrower's operations and in connection therewith, and to permit Lender to conduct audits and appraisals of the Collateral, and permit Lender or any of its agents, employees, or officer to copy and make extracts therefrom, should Lender determine in its sole discretion that there are changes in Borrower's financial condition that may indicate a deterioration;

     (e) Maintain the principal place of business or chief executive office at the address set forth in Section 8(h) unless Borrower shall have given Lender 30 days' prior written notice of any change thereof;

     (f) Maintain its primary depository banking relationship at Lender;

     (g) At Borrower's own cost and expense in amounts and with carrier acceptable to Lender, Borrower shall (i) keep all it insurable properties and properties in which borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower's including, without limitation; business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in business similar to Borrower's insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such workers' compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (v) furnish Lender with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Lender, naming Lender as loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (ii) above, and providing (1) that all proceeds thereunder shall be payable to Lender, (2) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (3) that such policy and loss payable clauses may not be canceled, amended or terminated unless at least thirty (30) days' prior written notice is given to Lender. In the event of any loss thereunder, the carriers named therein hereby are directed by Lender and Borrower to make payment for such loss to Lender and not to Borrower and Lender jointly. If any insurance losses are paid by check draft or other instrument payable to Borrower and Lender jointly, Lender may endorse Borrower's name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (i) and (ii) above. All loss recoveries received by Lender upon any such insurance may be applied to the Obligations, in such order as Lender in its reasonable discretion shall determine. Any surplus shall be paid by Lender to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Lender on demand. If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Lender, if Lender so elects and upon notice to Borrower, may obtain such insurance and pay the premium therefor for Borrower's account, and charge Borrower's account therefor and such expenses so paid shall be part of the Obligation;

     (h) Borrower will not possess or cause to be located any Hazardous Materials on, in or under any real or personal property now or at any time hereafter owned, occupied or operated by Borrower which in any manner violate any Environmental Law;

     (i) Borrower shall maintain positive annual taxable net income.

     (j) Borrower will confine its business operations to the import and export business and comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees, determinations or otherwise presently in effect and having application to the Borrower and its business.

     (k) Borrower shall notify the Lender within 10 days of service upon the Borrower or the filing by the Borrower of any legal action involving a claim in excess of $500,000.

     (l) Borrower shall maintain on-line Factored Receivables tracking with Factor.

     (m) So long as no Default or Event of Default has occurred and is continuing, Lender shall use the cash proceeds received from Factor as follows:

          (i)  25% of such cash proceeds to pay down existing Advances;

          (ii) 60% of such cash proceeds to (A) pay down existing Advances, or
               (B) upon Borrower's request, to pay down existing Advances and substantially concurrently therewith to make a new Advance in an equal amount which will be funded per Borrower's instructions to pay down Borrower's account payable to Taiwan Kolin Company, Ltd.; and

          (iii) the balance of such cash proceeds to Borrower's operating account for operating purposes;

          provided, that, if a Default or an Event of Default has occurred and is continuing, Lender shall apply cash proceeds received from Factor to the Obligations in such manner as Lender may determine in its sole discretion.

     (n) Borrower acknowledges receipt from Lender of the Notice of Insurance Requirements dated June 30, 2005. Borrower reaffirms that all terms and conditions of the Agreement to Provide Insurance executed by Borrower dated June 13, 2005, remains in full force and effect and Borrower further agrees to abide by all terms thereof.

SECTION 11. NEGATIVE COVENANTS. Borrower shall not do any of the following:

     (a) Grant a security interest in or permit a lien, claim or encumbrance upon any of its assets to any Person other than Lender, Factor, or as otherwise approved by Lender in writing;

     (b) Permit any levy, attachment or restraint to be made affecting any of its assets;

     (c) Permit any judicial officer or assignee to be appointed or to take possession of any of the assets of Borrower;

     (d) Change its name, business or financial structure or corporate identity or add any new fictitious name in each case without giving prior written notice thereof and taking such steps as may be necessary to preserve and continue Lender's security interests prior to effecting such change, or liquidate, merge or consolidate with or into any other business organization;

     (e) Move or relocate any Collateral except in the Ordinary Course of Business, and in any case only to the extent that Lender's security interest is unimpaired;

     (f) Acquire any other Person;

     (g) Enter into any transaction not in the Ordinary Course of Business;

     (h) Make any change in its business objects, purposes or operations;

     (i) Incur any debt other than the Obligations, the Cash Secured Facility (as defined in Section 21) and trade payables incurred in the Ordinary Course of Business and outstanding debt disclosed on financial statements for the fiscal year ended June 30, 2004 or as otherwise disclosed in writing to Lender;

     (j) Make loans, advances, distributions, dividends or extensions of credit to any Person, including, but not limited to, directors, officers, shareholders, partners, employees and any and all Affiliates except for credit extended in the Ordinary Course of Business as conducted by Borrower in accordance with past practices and undertaken by Borrower in good faith and not for the purposes of evading the intent of this covenant or any other covenant or restriction of the Loans;

     (k) Guaranty or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying and discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments in the Ordinary Course of Business for deposit or collection;

     (l) Sell, lease, transfer or otherwise dispose of any assets, except for the sale of the inventory in the Ordinary Course of Business, acquire all or substantially all of the properties or assets of any other Person, enter into any reorganization or recapitalization, reclassify its capital stock, or enter into any sale-lease back transaction;

     (m) Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for certificates of deposit with maturities of one year or less of a United States commercial bank with capital, surplus and undivided profits in excess of Five Hundred Million Dollars ($500,000,000), direct obligations of the United States government maturing within one (1) year from the date of acquisition thereof, and commercial paper maturing within 180 days after the issuance thereof which is rated A-1 or better by Standard & Poor's Corporation or B-1 or better by Moody's Investors Service, Inc.;

     (n) Make dividends, distributions or advances of any kind, or otherwise give value to, or make investments or capital contributions in or to, any other Person without the prior written consent of Lender; and

     (o) Allow any fact, condition or event to occur or exist with respect to any employee, pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan.

     (p) Sell, contract for sale, transfer, convey, assign, lease or sublet any asset in the Ordinary Course of Business which violates any provision of law, rule, regulation, order, writ, judgment, induction, decree, determination or otherwise presently in effect and having application to Borrower.

     (q) Change management or ownership of Borrower without the prior written consent of the Lender.

SECTION 12. EVENTS OF DEFAULT. An "Event of Default" shall mean, for all purposes under the Loan Documents, any one or more of the following:

     (a) If Borrower (i) fails to pay all or any portion of the Obligations (whether of principal, interest, taxes, reimbursement of Lender expenses or otherwise) when due (whether as scheduled, by acceleration or otherwise) or (ii) fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, any other Loan Document or any other present or future agreement between Borrower and Lender;

     (b) If any representation, statement, report or certificate made or delivered by Borrower or any of its officers, employees or agents to Lender is not true and correct in all material respects;

     (c) If there is a material impairment of the prospect of repayment of all or any portion of Borrower's obligations, including without limitation the Loans (but excluding the Cash Secured Facility (as defined in Section 21), or a material impairment of the Collateral or of Lender's security interest therein;

     (d) If all or any of the assets of Borrower become subject to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer or assignee and the same are not released, discharged or bonded against within ten (10) days;

     (e) If any bankruptcy, insolvency, receivership or other proceeding is filed or commenced by or against Borrower for its reorganization, dissolution or liquidation but which if commenced against Borrower is not dismissed within sixty (60) days of filing;

     (f) If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

     (g) If Borrower for whatever reason is unable to conduct its Ordinary Course of Business for a period of fourteen (14) consecutive Business Days;

     (h) If a notice of lien, levy or assessment is filed of record with respect to any or all of the assets of Borrower by any Governmental Authority, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any or all of Borrower's assets and the same is not paid on the payment date thereof, unless the same is being contested in good faith by appropriate proceedings, execution is stayed during such proceedings and Borrower has taken appropriate reserves therefore in accordance with GAAP;

     (i) If a judgment or other claim in excess of $100,000 individually or in the aggregate becomes a lien or encumbrance upon any or all of the assets of Borrower and the same is not satisfied. dismissed or bonded against within thirty (30) days thereafter;

     (j) If Borrower permits a default in any material agreement to which it is a party with third parties so as to result in an acceleration of the maturity of Borrower's indebtedness to others, whether under any indenture, agreement or otherwise; or

     (k) If Borrower makes any payment on account of indebtedness which has been subordinated to it's obligations to Lender.

SECTION 13. LENDER'S RIGHTS AND REMEDIES.

     13.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by Borrower:

          (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;

          (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender's liens in the Collateral and without affecting the Obligations;

          (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit the Obligations with only the net amounts received by Lender in payment of such disputed Accounts after deducting all of Lender's fees and costs, including attorney's fees, incurred or expended in connection therewith;

          (e) Cause Borrower to hold all returned Inventory in trust for Lender, segregate all returned Inventory from all other assets of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Lender;

          (f) Without notice to or demand upon Borrower, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender at a place that Lender may designate. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any lien that in Lender's determination appears to conflict with Lender's security interests in the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower therefor. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

          (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

          (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender to secure the full and final repayment of all of the Obligations. Further Borrower will, upon demand by Lender, cause cash to be deposited with Lender, as cash collateral to secure all Obligations, in an amount equal to outstanding Letters of Credit and Borrower hereby irrevocably authorizes Lender, in its sole discretion, on Borrower's behalf and in Borrower's name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Collateral or out of any other funds of Borrower coming into Lender's possession at any time. Borrower may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement;

          (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants to Lender a license or other right to use, without charge, Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit;

          (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

          (k) Lender shall give notice of the disposition of the Collateral as follows:

               (i) Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made; and

               (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 15, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

          (l) Lender may credit bid and purchase at any public sale;

          (m) Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

          (n) Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and

          (o) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Lender to Borrower.

     13.2 Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

SECTION 14. SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES. All covenants, agreements, representations and warranties (a) previously made (except as specifically subsequently modified); (b) made in connection herewith or with the Note and/or the Loan Documents and/or any document contemplated hereby; or (c) executed hereafter (unless such document expressly states that this Agreement does not apply thereto) shall survive the borrowing hereunder and thereunder and the repayment in full of the Notes and/or the Loan Documents and any amendments, renewals or extensions thereof and shall be deemed to have been relied upon by Lender. All statements contained in any certificate or other document delivered to Lender at any time by or on behalf of Borrower shall constitute representations and warranties by Borrower.

SECTION 15. NOTICES. All communications provided for hereunder shall be in writing and delivered by hand or sent by registered or certified mail or sent by facsimile (with such facsimile to be confirmed promptly in writing sent by first class mail), sent (i) if to Lender, to:

PREFERRED BANK
Credit Administration
601 South Figueroa Street, 20th Floor
Los Angeles, CA 90017

or to such other address or facsimile number as Lender may have designated to Borrower in writing; and (ii) if to Borrower, to:

20480 East Business Parkway

City of Industry, CA 91789
Attn: Thomas Man Kit Chow
      Chief Financial Officer

or to such other address or addresses or facsimile number or numbers as Borrower may most recently have designated in writing to Lender by such notice. All such communications shall be deemed to have been given or made when so delivered by hand or sent by or facsimile, or three Business Days after being so mailed.

SECTION 16 JOINT AND SEVERAL LIABILITY.

          (a) Each Borrower agrees that it is jointly and severally liable to Lender for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). Lender may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

          (b) Each Borrower agrees that any release which may be given by Lender to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

          (c) Each Borrower waives any right to assert against Lender any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to Lender for the obligations of the Borrower under this Agreement.

          (d) Each Borrower waives any defense by reason of any other Borrower's or any other person's defense, disability, or release from liability. Lender can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

          (e) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require Lender to disclose to such Borrower any information which Lender may now or hereafter acquire concerning the financial condition of the other Borrower(s).

          (f) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

          (g) Each Borrower represents and warrants to Lender that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. Each Borrower agrees that Lender will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

          (h) Until all obligations of the Borrower to Lender under this Agreement have been paid in full and any commitments of Lender or facilities provided by Lender under this Agreement have been terminated, each Borrower (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; (b) waives any right to enforce any remedy which Lender now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by Lender.

          (i) Each Borrower waives any right to require Lender to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrower under this Agreement or which, but for this provision, might operate as a discharge of the Borrower.

SECTION 17 MISCELLANEOUS. The parties agree to the following miscellaneous terms:

     (a) This Agreement and the other Loan Documents shall be governed by California law, without regard for the effect of conflict of laws;

     (b) Borrower agrees that it will pay all out of pocket costs and expenses of Lender and expenses (including, without limitation, Lender's reasonable attorneys' fees and costs and/or fees, transfer charges and costs of Lender's in-house counsel) in connection with the preparation of this Agreement and the other Loan Documents, and waiver, amendment or modification of any thereof, and the enforcement by Lender of any of its rights and remedies thereunder;

     (c) This Agreement and the other Loan Documents shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer its right or obligations under this Agreement and/or the other Loan Documents without the prior written consent of Lender;

     (d) Borrower acknowledges that Lender may provide information regarding Borrower and the Loans to Lender's affiliates and service providers;

     (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement;

     (f) Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction;

     (g) Lender reserves the right to sell the Credit Facility and/or a participation interest and/or interests in the Credit Facility. Borrower agrees that any information, financial statements and documents furnished to Lender may be furnished by Lender to any prospective participant or purchaser. Upon request by Lender, Borrower shall promptly deliver to any respective purchaser for said Credit Facility and/or a participation interest in said Credit Facility a written statement confirming the outstanding principal balance of said Credit Facility and the non-existence of any uncured default by Lender and/or Borrower under any Loan Documents, which statement shall be accompanied by current financial statements of Borrower; and

     (h) This Agreement is an integrated agreement and supersedes all prior negotiations and agreements regarding the subject matter hereof. Any amendments hereto shall be in writing and be signed by all parties hereto.

SECTION 18. INDEMNITY; WAIVERS.

     18.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

     18.2 Lender's Liability for Collateral. Borrower hereby agrees that: (a) Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

     18.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Lender and each of its respective officers, directors, employees, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in. any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities").

     This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.

SECTION 19. JURY TRIAL WAIVER. IN ANY ACTION BROUGHT BY LENDER, BORROWER OR ANY THIRD PARTY ARISING UNDER THIS AGREEMENT, THE NOTE, THE DEED OF TRUST, THE ASSIGNMENT OF LEASES, THE ENVIRONMENTAL INDEMNITY, THE CONTINUING GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION THEREWITH, INCLUDING, WITHOUT LIMITATION, ANY ACTION BASED UPON FRAUD, NEGLIGENCE, BREACH OF CONTRACT, WASTE, INTENTIONAL TORT OR NEGLIGENT TORT, BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY AND AGREES THAT SUCH ACTION SHALL BE TRIED BY THE COURT ONLY. BORROWER FURTHER AGREES TO EXECUTE AND TO FILE WITH ANY COURT IN WHICH ANY SUCH ACTION IS COMMENCED, ANY DOCUMENTS OR INSTRUMENTS NECESSARY TO EVIDENCE OR TO EFFECTUATE THIS WAIVER OF TRIAL BY JURY.


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

     Borrower has initialed this Section 19 to further indicate its awareness and acceptance of each and every provision hereof.

/s/ TC             /s/ WP
------------------------------------
Borrower's Initials

SECTION 20. RELEASE OF GUARANTY UNDER EXISTING AGREEMENT.

The Guaranty (as defined in the Existing Loan Agreement) executed by the Guarantors (as defined in the Existing Loan Agreement), and each of them, in favor of Lender on or about September 28, 2005 with respect to the Existing Loan Agreement is hereby terminated concurrently with the effectiveness of this Agreement and, upon such termination, no Guarantor shall have any further obligations of any nature under such Guaranty.

SECTION 21. ACKNOWLEDGMENTS AS TO CERTAIN OBLIGATIONS UNDER THE EXISTING LOAN AGREEMENT.

     21.1 On or prior to the date of this Agreement, Borrower, Lender, Guarantors (as defined in the Agreement) and Taiwan Kolin Company, Ltd., a Taiwan corporation ("Cash Collateral Provider") are entering into certain agreements and arrangements pursuant to which, among other things:

          (i) $10,000,000.00 in principal amount of Advances currently outstanding under the Existing Loan Agreement (and evidenced by that certain Promissory Note Variable Rate (Working Capital Advances - Cash Collateral Secured) dated October 17, 2006, in the principal sum of Ten Million Dollars ($10,000,000) executed by Borrower in favor of Lender) shall cease to constitute Advances under the Agreement and shall instead constitute (A) advances made by Lender to Borrower pursuant to separate arrangements (the "Cash Secured Facility"), and (B) advances secured by cash collateral pursuant to cash collateral arrangements between Cash Collateral Provider and Lender; and

          (ii) Except as otherwise provided in this Section 21, Guarantors shall be released from their guarantee obligations in respect of the Agreement.

     21.2 Borrowers, and each of them, acknowledge and confirm that as of December 13, 2006, after giving effect to this Agreement and the transactions described in Section 21.1 hereof, the total principal amount owing to Lender under the Existing Loan Agreement is $21,000,000.00, plus accrued and unpaid interest thereon. Borrower, and each of them, acknowledge and agree that as of the effective date of this Agreement, after giving effect to this Agreement and the transactions described in Section 21.1 hereof, the total amount available to Borrower as additional Advances under this Agreement shall be, subject to the terms of the Agreement, $34,000,000.00.


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

     21.3 Borrowers, and each of them, specifically acknowledge and confirm that they do not have any valid offset or defense to their obligations, indebtedness and liability under the Loan Documents.

SECTION 22. ACKNOWLEDGMENTS AS TO PARTICIPANTS.

     22.1 PB intends to participate its interests hereunder to one or more other lenders ("Participants").

     22.2 Borrower shall deal directly and exclusively with PB in connection with all matters arising under the Loan Documents.

     22.3 PB may provide to Participants and prospective Participants, if any, originals or copies of the Loan Agreement, all other Loan Documents and all other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and all oral information, at any time submitted by or on behalf of the undersigned or received by PB in connection with the Loan Documents.


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

IN WITNESS WHEREOF, the parties have executed this Business Loan and Security Agreement as of the date first set forth above.

                                        BORROWER:

                                        SYNTAX-BRILLIAN CORPORATION,
                                        a Delaware corporation


                                        By: /s/ Wayne A. Pratt
                                            ------------------------------------
                                        Name: Wayne A. Pratt
                                        Title: C.F.O.


                                        SYNTAX GROUPS CORPORATION,
                                        a California corporation


                                        By: /s/ Thomas Chow
                                            ------------------------------------
                                        Name: Thomas Chow
                                        Title: C.P.O.


                                        SYNTAX CORPORATION,
                                        a Nevada corporation


                                        By: /s/ Thomas Chow
                                            ------------------------------------
                                        Name: Thomas Chow
                                        Title: C.P.O.


                                        LENDER:

                                        PREFERRED BANK,
                                        a California corporation


                                        By: /s/ Phanglin Lin
                                            ------------------------------------
                                        Name: Phanglin Lin
                                        Title: SVP


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